Exhibit 8.1

Subsidiaries of the Registrant

No.	Subsidiaries	Jurisdiction of Incorporation
1	VinFast Commercial and Services Trading LLC	Vietnam
2	Vingroup Investment Vietnam JSC	Vietnam
3	VinFast Trading and Production JSC	Vietnam
4	VinFast Investment and Development JSC	Vietnam
5	VinEG Green Energy Solutions JSC	Vietnam
6	VinES Ha Tinh Energy Solution JSC	Vietnam
7	VinFast Auto, LLC	United States
8	VinFast Manufacturing US, LLC	United States
9	VinFast USA Distribution, LLC	United States
10	Vingroup USA, LLC	United States
11	VinFast Auto Canada Inc.	Canada
12	VinFast Engineering Australia Pty Ltd	Australia
13	VinFast France	France
14	VinFast Germany GmbH	Germany
15	VinFast Netherlands B.V.	Netherlands
16	VinFast Auto India Private Limited	India
17	PT VinFast Automobile Indonesia	Indonesia
18	PT VinFast Trading Indonesia	Indonesia
19	VinFast Auto (Thailand) Co., Ltd.	Thailand
20	VinFast Auto Philippines Corp.	Philippines
21	VinFast UK Ltd	United Kingdom
22	VinFast Auto México, S. DE R.L. DE C.V.	Mexico
23	VinFast Middle East FZE	United Arab Emirates
24	VinFast Kazakhstan LLP	Kazakhstan